Exhibit 10.3

TENET HEALTHCARE CORPORATION

TERMS AND CONDITIONS OF STOCK AWARDS GRANTED [DATE]

The Compensation Committee (the “Committee”) of the Board of Directors of Tenet Healthcare Corporation (the “Company”) is authorized under the Company’s 2001 Stock Incentive Plan, as amended (the “Plan”) to make awards of Non-qualified Options (“Options”) and Restricted Units (herein referred to collectively as “Stock Awards”) and to determine the terms of those Stock Awards.

On [Grant Date] (the “Grant Date”), the Committee granted you Options and Restricted Units evidenced by your Compensation Overview.  The Compensation Overview specifies the number of Options and Restricted Units which have been awarded to you.  The Options and Restricted Units were granted by the Committee subject to the terms and conditions set forth below.  The Options and Restricted Units also are subject to the terms and conditions of the Plan, which is incorporated herein by this reference.  Each capitalized term not otherwise defined herein shall have the meaning given to such term in the Plan.

1.               Grant.  The Committee has granted you Options and Restricted Units in consideration for services to be performed by you for the Company or a Business Unit of the Company.

2.               Exercise Price and Expiration of Options.  The exercise price of Options is $       .  Options expire on [Expiration Date] (the “Expiration Date”), subject to Section 16 of the Plan which governs the treatment of Stock Awards if you cease to be an Employee.  Pursuant to Section 14(d)(ii)(F) of the Plan, which governs the treatment of Stock Awards following a Change in Control, in the event of a termination of your employment by the Company without cause following a Change in Control, and notwithstanding Section 16 of the Plan, Options exercisable at the time of such termination will remain exercisable until the earlier to occur of (a) the date that is three years from the date of such termination, or (b) the Expiration Date.

3.               Vesting.  Subject to your meeting all of the terms and conditions set forth in the Plan, including without limitation Section 16 which governs the treatment of Stock Awards if you cease to be an Employee, the Stock Awards shall vest as follows: (a) one-third of the Stock Awards shall vest on the first anniversary of the Grant Date, (b) one-third of the Stock Awards shall vest on the second anniversary of the Grant Date, and (c) one-third of the Stock Awards shall vest on the third anniversary of the Grant Date.

4.               Tax Withholding.  Upon the exercise of Options or the vesting of Restricted Units, you will recognize ordinary income.  The Company is required to withhold payroll taxes due with respect to that ordinary income.  Pursuant to the Plan, at its option the Committee either may (1) have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of the minimum tax withholding, or (2) require you to pay to the Company the amount of the tax withholding.

5.               Rights as Shareholder.  You shall not have any rights of a shareholder prior to the exercise of Options or vesting of Restricted Units, at which time you will have all of the rights of a shareholder with respect to the shares of Common Stock received upon the exercise of those Options or vesting of those Restricted Units, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

6.               Transferability.  The Options and Restricted Units may not be transferred, assigned or made subject to any encumbrance, pledge or charge.

7.               Effect on Other Employee Benefit Plans.  The value of the Options or Restricted Units evidenced by this Certificate shall not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or a Business Unit, except as such plan otherwise expressly provides.

8.               No Employment Rights.  Nothing in this Agreement will confer upon you any right to continue in the employ or service of the Company or any Business Unit or affect the right of the Company or a Business Unit to terminate your employment at any time with or without cause.

9.               Amendment.  By written notice to you, the Committee reserves the right to change the provisions of any Options or Restricted Units that have not yet vested in any way the Committee may deem necessary or advisable to carry out the purpose of the grant of the Options or Restricted Units as a result of any change in applicable laws or regulations or any future law, regulation, ruling or judicial decisions.

10.         Severability.  If any term or provision of this Grant is declared by any court or government authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any term or provision of this Grant not declared to be unlawful or invalid.  Any term or provision of this Grant so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to such term or provision to the fullest extent possible while remaining lawful and valid.

11.         Construction.  A copy of the Plan has been made available to you and additional copies of the Plan are available upon request to the Company’s Corporate Secretary at the Company’s principal executive office during normal business hours.  To the extent that any term or provision of this Grant violates or is inconsistent with an express term or provision of the Plan, the Plan term or provision shall govern and any inconsistent term or provision in this Grant shall be of no force or effect.

12.         Binding Effect and Benefit.  This Grant shall be binding upon and, subject to the terms and conditions hereof, inure to the benefit of the Company, its successors and assigns, and the recipient and his or her successors and assigns.

13.         Entire Understanding.  This Grant embodies the entire understanding and agreement of the Company and you in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind the Company or you.

14.         Governing Law.  This Grant shall be governed by, and construed in accordance with, the laws of the State of Delaware.